Exhibit 5.1

Schiff Hardin LLP 233 South Wacker Drive Suite 6600 Chicago, IL 60606 T 312.258.5500 F 312.258.5600 schiffhardin.com

May 3, 2017	Robert J. Minkus (312) 258.5584 rminkus@schiffhardin.com

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NiSource Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (Registration No. 333-214360) (the “Registration Statement”) filed by the Company and NiSource Finance Corp. with the Securities and Exchange Commission (the “Commission”) on November 1, 2016 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which became effective upon filing pursuant to Rule 462(e) under the Securities Act, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). We have also acted as counsel to the Company in connection with the issuance, offer and sale from time to time of up to an aggregate $500,000,000 of Common Stock (the “Shares”), pursuant to (i) four separate equity distribution agreements, each dated May 3, 2017, between the Company and each of Morgan Stanley & Co. LLC (“Morgan Stanley”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), RBC Capital Markets, LLC, and BNP Paribas Securities Corp., respectively, as sales agents (collectively, the “Equity Distribution Agreements”), and (ii) forward sales transactions as set forth in one or more supplemental confirmations that may be entered into pursuant to two separate master confirmations for forward sale, each dated May 3, 2017, between the Company and each of Morgan Stanley and an affiliate of Merrill Lynch, respectively, as forward purchasers (the “Confirmations”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have

NiSource Inc.

May 3, 2017

examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof, and that in the future the Company does not issue shares of Common Stock, or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation, such that the number of authorized but unissued shares of Common Stock under the Company’s certificate of incorporation is less than the number of unissued Shares that may be issued for such minimum price.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Equity Distribution Agreements and the Confirmations, as applicable, against payment of the agreed upon consideration therefor, will be legally issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

NiSource Inc.

May 3, 2017

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed May 3, 2017 and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated May 3, 2017 with respect to the Shares and under the caption “Legal Opinions” in the prospectus dated November 1, 2016 contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus